Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AND CHANGE IN CONTROL AGREEMENT

This Amendment to Employment Agreement and Change in Control Agreement (the “Amendment”) is made the 28th day of December 2017 between ALLIED MOTION TECHNOLOGIES INC., a Colorado corporation (the “Company”) and RICHARD S. WARZALA ( “Employee”).

WHEREAS, the Company and Employee are parties to an Amended and Restated Employment Agreement dated as of March 22, 2016 (the “Employment Agreement”);

WHEREAS, the Company and  Employee are parties to a letter agreement dated December 22, 2008 which provides Employee with certain benefits if his employment terminates after a Change in Control of the Company (the “CIC Agreement”);

WHEREAS, the Company and Employee desire to amend the Employment Agreement and the CIC Agreement as provided in this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below:

1.             Any capitalized term not defined in this Amendment shall have the meaning set forth in the Employment Agreement or the CIC Agreement.

2.             Definitions:  As used in this Amendment, the following terms shall have the meanings set forth below:

“Good Reason” means the occurrence of any of the circumstances set forth in subsections (A) through (I) of Section 3(iii) of the CIC Agreement, without any requirement that a “change in control of the Company” shall have taken place in order for such circumstance to have occurred and provided that references in those subsections to “immediately prior to the change in control of the Company” or “at the time of the change in control of the Company” shall be considered to mean immediately prior to or at the time of the occurrence of the change, alteration, relocation, failure, event or other circumstance that constitutes Good Reason.

“Retirement” means the election of Employee to voluntarily terminate his employment with the Company effective on the last day of the Initial Period or any date thereafter by submitting a written retirement election to the Compensation Committee of the Board of Directors at least 120 days before the proposed effective date of retirement notifying the Company of Employee’s election to retire, which such election shall be irrevocable.

3.             Term.  Section 2 of the Employment Agreement is amended to read in its entirety as follows:

2.               Term of Employment.  The term of this Agreement is effective for a period commencing December 28, 2017 and continuing through the close of business on January 2, 2021 (the “Initial Period”), subject to earlier termination as provided in Section 4.  The Initial Term can be extended for one year periods (each a “Renewal Period”) by mutual agreement of the parties to be reached no later than 120 days prior to the end of the Initial Period or any Renewal Period, as the case may be.

4.             Termination of Employment for Cause.  The provisions of this Section 4 of this Amendment  supersede in all respects the provisions of Section 4.1(b) of the Employment Agreement.  In the event that Employee is terminated by the Company for Cause, the Company shall pay Employee (a) his then current Base Salary through the Date of Termination, (b) all fringe benefits through the end of the calendar month in which the Date of Termination occurs; (c) any cash annual Bonus earned in a year prior to the year during which the Date of Termination occurs that has not been fully paid to Employee; and (d) any incurred but unreimbursed business expenses (collectively the “Accrued Obligations”).

5.             Death or Disability.  In the event that Employee’s employment is terminated as a result of death or Disability, in addition to the payments provided for in Sections 4.3, 4.4 and 4.5 of the Employment Agreement, the Company shall pay Employee, to the extent not otherwise payable to Employee pursuant to Sections 4.3, 4.4 or 4.5 of the Employment Agreement, the Accrued Obligations .  In addition, (a) all of Employee’s outstanding equity grants and awards that vest on the basis of the passage of time only (“Time Based Awards”) or that vest on the basis of performance criteria (“Performance-Based Awards”) that have been earned but are still subject to time-based vesting and that have not previously vested shall accelerate and become fully vested upon the Date of Termination, and (b) Employee shall also be entitled to receive a pro rata portion of the cash or securities that would otherwise have been earned under any outstanding equity grants and awards that are Performance Based Awards (if any) had Employee remained employed, such pro rata portion to be determined by multiplying (i) the amount of such award or grant that would have been earned (if any) had Employee remained employed by the Company through the last vesting date under such award or grant by (ii) a fraction, the denominator of which is the aggregate number of days since the beginning of the performance period applicable to such award or grant (the “Performance Period”) during which employment is terminated through the last day of the Performance Period applicable to such award or grant and the numerator of which shall be the number of days Employee is employed during the Performance Period during which employment is terminated; provided, that the transfer of stock or cash, if any, will not occur until and after the applicable performance criteria is achieved and certified in accordance with the terms applicable to such grant or award.  This provision shall control over any conflicting provisions under the equity incentive plans or grant or award agreements pursuant to which such grants or awards were made.

6.             Termination Without Cause.  In the event that the Company terminates Employee’s employment without Cause, in addition to the payments provided for in Section 4.6 of the Employment Agreement, the Company shall pay Employee, to the extent not otherwise payable to Employee pursuant to Section 4.6 of the Employment Agreement, the Accrued Obligations. In addition, (a) all of Employee’s outstanding equity grants and awards that are Time Based Awards or Performance-Based Awards that have been earned but are still subject to time-based vesting and that have not previously vested shall accelerate and become fully vested upon the Date of Termination, and (b) Employee shall also be entitled to receive a pro rata portion of the cash or securities that would otherwise have been earned under any outstanding equity grants and awards that are Performance Based Awards (if any) had Employee remained employed, such pro rata portion to be determined by multiplying (i) the amount of such award or grant that would have been earned (if any) had Employee remained employed by the Company through the last vesting date under such award or grant by (ii) a fraction, the denominator of which is the aggregate number of days since the beginning of the Performance Period during which employment is terminated through the last day of the Performance Period applicable to such award or grant and the numerator of which shall be the number of days Employee is employed during the Performance Period during which employment is terminated; provided, that the transfer of stock or cash, if any, will not occur until and after the applicable performance criteria is achieved and certified in accordance with the terms applicable to such grant or award.  This provision shall control over any conflicting provisions under equity incentive plans or grant or award agreements pursuant to which such grants or awards were made.

7.             Termination by Employee for Good Reason.  Employee may terminate his employment under the Employment Agreement for Good Reason.  Employee shall notify the Company in writing within 30 days of the initial existence of the event which Employee believes constitutes Good Reason, such written notice to specify in reasonable detail the nature of the alleged Good Reason (“Good Reason Notice”).  Following the Company’s receipt of such written notice, the Company shall have a period of 30 days in which to cure such alleged Good Reason before Employee shall be entitled to elect to terminate the Employment Agreement and his employment with the Company for Good Reason.  If the Company shall fail to cure such alleged Good Reason within such 30 day period, Employee shall have a period of 60 days from and after the end of such cure period in which to elect to terminate his employment with the Company.  Any such election must be made in writing delivered to the Compensation Committee of the Board and shall be irrevocable.  Failure to provide such election within such 60 day period shall be deemed to be an irrevocable waiver by Employee of the termination rights with respect to the facts and circumstances set forth in the underlying Good Reason Notice.  The Date of Termination shall be the date of delivery of the irrevocable election by Employee.

In the event that Employee terminates his employment for Good Reason, the Company shall pay to Employee the same amounts Employee would receive in the event the Company terminated his employment under the Employment Agreement without Cause, including the acceleration of equity grants and awards provided for under Section 6 of this Amendment.  For avoidance of doubt, if the event constituting Good Reason is a reduction in Employee’s Base Salary, the rate of Base Salary in effect for purposes of determining the amounts payable to Employee pursuant to the preceding sentence shall be the rate in effect immediately prior to such reduction.

8.             Retirement.  Employee may terminate Employee’s employment with the Company by delivery of a written notice of Retirement.

In the event that Employee’s employment with the Company terminates as a result of Retirement the Company shall pay Employee the Accrued Obligations.  In addition,  (a) the Company shall pay to Employee in a lump sum within 30 days of the effective date of Retirement a pro rata portion (based on the number of days employed during the Performance Period during which employment terminates divided by the total number of days in the Performance Period) of the target Bonus Employee was eligible to receive for the Performance Period in which termination occurs had termination not occurred at all, (b) all of Employee’s outstanding equity grants and awards that are Time Based Awards (including Performance Based Awards that have been earned but still remain subject to the time based vesting) shall accelerate and become fully vested, and (c) all of Employee’s outstanding equity grants and awards that are Performance Based Awards that have not been earned at the time of the Employment Termination Date shall be forfeited.

9.             Bonus and Grants Under Equity Incentive Plans.  The provisions in this Section 9 of this Amendment supersede in all respects the provisions of Sections 3.2 and 3.3 of the Employment Agreement.  During the Initial Period and any Renewal Period, Employee shall be eligible to receive in addition to current Base Salary and those benefits that the Employee is currently receiving, cash and equity-based incentive compensation (the “Incentive Compensation”) based on the long and short term performance of the Company compared to goals set by the Compensation Committee after consultation with Employee.  As of the date of this Amendment, Incentive Compensation that can be earned by Employee consists of annual cash bonuses based on Economic Value Added, equity incentive awards based on the short term performance of the Company, equity incentive awards based on the long term performance of the Company, and a contribution to a deferred compensation plan based on a minimum return on equity.  The Compensation Committee (i) will annually set performance goals for Incentive Compensation after consultation with Employee and (ii) may from time to time change the components of Incentive Compensation, so long as such changes afford to Employee the opportunity to earn the same aggregate amount in Incentive Compensation as exists as of the date hereof.  For purposes of the second clause of the preceding sentence, the parties acknowledge that Employee’s opportunity to earn Incentive Compensation is currently 70% of Base Salary at target (but uncapped as to maximum payout) with respect to the annual cash bonus component of Incentive Compensation and 100% of Base Salary with respect to each of the other components of Incentive Compensation described in the third sentence of this Section 9.

10.          Amendment to Section 4 of the CIC Agreement.  The parties agree that (i) the Company shall have no liability to make any Gross-Up Payment to Employee and (ii) all references to the Gross-Up Payment shall be removed from the CIC Agreement.  The parties further agree that the following provision shall be added to the CIC Agreement as Section 4(vi):

(vi)          If any payment or benefit that you would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order:  reduction of cash payments; cancellation of accelerated vesting of equity grants and awards; reduction of employee benefits.  In the event that acceleration of vesting of equity grant and award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your equity grants and awards.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by you or the Company). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

11.            Amendment to Section 2 of the CIC Agreement.  The parties agree that Section 2 of the CIC Agreement shall be amended to add the following subsection (iii):

(iii)  Notwithstanding any other provision of this Agreement, with respect to any amounts that represent deferred compensation subject to Code 409A,

a change in control of the Company will be considered to have occurred only if the event constitutes a change in control event under Code Section 409A.

12.          Notices to the Company.  Any notice addressed to the Company pursuant to the Employment Agreement or CIC Agreement shall be addressed to 495 Commerce Drive, Suite 3, Amherst, New York 14228.

13.          Effect on Existing Agreements.  To the extent any provision of the Employment Agreement or CIC Agreement conflicts with or is in conflict with the provisions of this Amendment, the provisions of this Amendment shall control.  Any provision of the Employment Agreement or CIC Agreement not modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, which may be in separate counterparts, effective as of the Effective Date.

Company:

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ Richard D. Federico
Name: Richard D. Federico
Title: Chair of the Compensation Committee

Employee:

/s/ Richard S. Warzala
Name: Richard S. Warzala